Filed Pursuant to Rule 433
Registration No. 333-209069

Pricing Term Sheet – 2.778% Senior Notes due 2022

Issuer:	Sumitomo Mitsui Financial Group, Inc. (“SMFG”)

Securities Offered:	U.S.$1,250,000,000 aggregate principal amount of 2.778% senior notes due 2022 (the “Notes”)

Offer and Sale:	SEC registered

Expected Security Ratings:	A1 (Moody’s) / A- (S&P)

Denomination:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

Offering Price:	100%

Pricing Date:	October 11, 2017

Settlement Date:	October 18, 2017

Maturity Date:	October 18, 2022

Redemption:	The Notes will only be redeemable at SMFG’s option, subject to prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under applicable Japanese laws or regulations then in effect), upon the occurrence of certain changes in tax law, as set forth in the preliminary prospectus supplement dated October 11, 2017

Ranking of the Notes:	The Notes will constitute direct, unconditional, unsecured and unsubordinated general obligations of SMFG and will at all times rank pari passu without any preference among themselves and with all other unsecured obligations of SMFG, other than subordinated obligations of SMFG and except for statutorily preferred obligations

Coupon Payment Dates:	Payable semiannually in arrears on April 18 and October 18 of each year beginning on April 18, 2018. Such semiannual interest will amount to U.S.$13.89 per each U.S.$1,000 in nominal amount of the Notes for each interest payment date

Spread to Benchmark:	T+82 bps

Coupon:	2.778%

Day Count Basis:	30/360, unadjusted

Business Day:	New York, London and Tokyo

Use of Proceeds:	SMFG intends to use the net proceeds of the offering to extend senior unsecured loans to Sumitomo Mitsui Banking Corporation (“SMBC”) and SMBC intends to use the proceeds of the loans for general corporate purposes

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Settlement:	DTC, Euroclear and Clearstream

CUSIP:	86562M AU4

ISIN:	US86562MAU45

Common Code:	169675546

Joint Lead Managers and Joint Bookrunners:	Goldman Sachs & Co. LLC SMBC Nikko Securities America, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith
Incorporated Nomura Securities International, Inc.

Co-Managers:	Daiwa Capital Markets America Inc. HSBC Securities (USA) Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Lloyds Securities Inc. Wells Fargo Securities, LLC

Stabilization Manager:	SMBC Nikko Securities America, Inc.

Paying Agent:	The Bank of New York Mellon

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Goldman Sachs & Co. LLC at 1-212-902-1171 (Prospectus Department), SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC toll free at 1-212-834-4533 or by calling SMFG’s investor relations department at 81-3-3282-8111.

This notice does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of Notes in any jurisdiction in Canada where such offer or solicitation or advertisement would be unlawful. The Notes will be offered only to purchasers purchasing, or deemed to be purchasing, as principal that are “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions or Section 73.3(1) of the Securities Act (Ontario) and are “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Pricing Term Sheet – 3.352% Senior Notes due 2027

Issuer:	Sumitomo Mitsui Financial Group, Inc. (“SMFG”)

Securities Offered:	U.S.$750,000,000 aggregate principal amount of 3.352% senior notes due 2027 (the “Notes”)

Offer and Sale:	SEC registered

Expected Security Ratings:	A1 (Moody’s) / A- (S&P)

Denomination:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

Offering Price:	100%

Pricing Date:	October 11, 2017

Settlement Date:	October 18, 2017

Maturity Date:	October 18, 2027

Redemption:	The Notes will only be redeemable at SMFG’s option, subject to prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under applicable Japanese laws or regulations then in effect), upon the occurrence of certain changes in tax law, as set forth in the preliminary prospectus supplement dated October 11, 2017

Ranking of the Notes:	The Notes will constitute direct, unconditional, unsecured and unsubordinated general obligations of SMFG and will at all times rank pari passu without any preference among themselves and with all other unsecured obligations of SMFG, other than subordinated obligations of SMFG and except for statutorily preferred obligations

Coupon Payment Dates:	Payable semiannually in arrears on April 18 and October 18 of each year beginning on April 18, 2018. Such semiannual interest will amount to U.S.$16.76 per each U.S.$1,000 in nominal amount of the Notes for each interest payment date

Spread to Benchmark:	T+100 bps

Coupon:	3.352%

Day Count Basis:	30/360, unadjusted

Business Day:	New York, London and Tokyo

Use of Proceeds:	SMFG intends to use the net proceeds of the offering to extend senior unsecured loans to Sumitomo Mitsui Banking Corporation (“SMBC”) and SMBC intends to use the proceeds of the loans for general corporate purposes

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Settlement:	DTC, Euroclear and Clearstream

CUSIP:	86562M AV2

ISIN:	US86562MAV28

Common Code:	169676062

Joint Lead Managers and Joint Bookrunners:	Goldman Sachs & Co. LLC SMBC Nikko Securities America, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith
Incorporated Nomura Securities International, Inc.

Co-Managers:	Daiwa Capital Markets America Inc. HSBC Securities (USA) Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Lloyds Securities Inc. Wells Fargo Securities, LLC

Stabilization Manager:	SMBC Nikko Securities America, Inc.

Paying Agent:	The Bank of New York Mellon

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Goldman Sachs & Co. LLC at 1-212-902-1171 (Prospectus Department), SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC toll free at 1-212-834-4533 or by calling SMFG’s investor relations department at 81-3-3282-8111.

This notice does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of Notes in any jurisdiction in Canada where such offer or solicitation or advertisement would be unlawful. The Notes will be offered only to purchasers purchasing, or deemed to be purchasing, as principal that are “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions or Section 73.3(1) of the Securities Act (Ontario) and are “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Pricing Term Sheet – Senior Floating Rate Notes due 2022

Issuer:	Sumitomo Mitsui Financial Group, Inc. (“SMFG”)

Securities Offered:	U.S.$500,000,000 aggregate principal amount of senior floating rate notes due 2022 (the “Notes”)

Offer and Sale:	SEC registered

Expected Security Ratings:	A1 (Moody’s) / A- (S&P)

Denomination:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

Offering Price:	100%

Pricing Date:	October 11, 2017

Settlement Date:	October 18, 2017

Maturity Date:	October 18, 2022

Redemption:	The Notes will only be redeemable at SMFG’s option, subject to prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under applicable Japanese laws or regulations then in effect), upon the occurrence of certain changes in tax law, as set forth in the preliminary prospectus supplement dated October 11, 2017

Ranking of the Notes:	The Notes will constitute direct, unconditional, unsecured and unsubordinated general obligations of SMFG and will at all times rank pari passu without any preference among themselves and with all other unsecured obligations of SMFG, other than subordinated obligations of SMFG and except for statutorily preferred obligations

Coupon Payment Dates:	Payable quarterly in arrears on each U.S.$1,000 in nominal amount of the Notes on January 18, April 18, July 18 and October 18 of each year beginning on January 18, 2018, subject to the Business Day Convention.

Coupon:	Three-month U.S. Dollar LIBOR plus 0.74%. Three-month U.S. Dollar LIBOR will be determined at 11:00 a.m. (London time) on the second London business day before the first day of each interest period

Interest Period:	Except as described below for the first interest period, on each interest payment date, interest will be paid or duly provided for the period commencing on and including the immediately preceding interest payment date and ending on but excluding the relevant interest payment date (each such period, an “interest period”). The first interest period will begin on and include the Settlement Date and will end on but exclude the first interest payment date

Day Count Basis:	ACT/360

Business Day:	New York, London and Tokyo

Business Day Convention:	If any interest payment date falls on a day that is not a Business Day, that interest payment date will be postponed to the next succeeding Business Day, unless that Business Day is in the next succeeding month, in which case the interest payment date will be the immediately preceding Business Day

Use of Proceeds:	SMFG intends to use the net proceeds of the offering to extend senior unsecured loans to Sumitomo Mitsui Banking Corporation (“SMBC”) and SMBC intends to use the proceeds of the loans for general corporate purposes

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Settlement:	DTC, Euroclear and Clearstream

CUSIP:	86562M AT7

ISIN:	US86562MAT71

Common Code:	169675104

Joint Lead Managers and Joint Bookrunners:	Goldman Sachs & Co. LLC SMBC Nikko Securities America, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Nomura Securities International, Inc.

Co-Managers:	Daiwa Capital Markets America Inc. HSBC Securities (USA) Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Lloyds Securities Inc. Wells Fargo Securities, LLC

Stabilization Manager:	SMBC Nikko Securities America, Inc.

Paying Agent:	The Bank of New York Mellon

Calculation Agent:	The Bank of New York Mellon

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Goldman Sachs & Co. LLC at 1-212-902-1171 (Prospectus Department), SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC toll free at 1-212-834-4533 or by calling SMFG’s investor relations department at 81-3-3282-8111.

This notice does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of Notes in any jurisdiction in Canada where such offer or solicitation or advertisement would be unlawful. The Notes will be offered only to purchasers purchasing, or deemed to be purchasing, as principal that are “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions or Section 73.3(1) of the Securities Act (Ontario) and are “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.